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                                                                    EXHIBIT 10-D

                                                May 12, 2000

Mr. Robert C. Flexon
4000 Pacific Avenue, #303
Marina del Rey, CA  90292

Dear Bob:

      I am pleased to confirm the terms and conditions of your offer to join Hercules Incorporated in the position of Vice President, Business Analysis within the Finance Division of Hercules. This position will report to George MacKenzie, Executive Vice President and Chief Financial Officer.

      Our offer includes the following components:

      1. Annual Base Salary: $240,000 payable in 12 equal monthly installments. Pursuant to our salary administration policy, salary reviews are conducted each March 1st.

      2. 2000 MICP Target Opportunity: Your target annual incentive opportunity under the Hercules Management Incentive Compensation Plan (MICP) is 50% of your base salary and will be prorated for the number of months from your start date to the end of the year. The maximum payout is 200% and, of course, the minimum is zero. Any payouts above the target amount are made in discounted restricted stock.

      3. Long-Term Incentive: In this position, you are eligible to receive annual grants under the Hercules Long-Term Incentive Compensation Plan (LTICP). The 2000 award was for 35,500 non-qualified stock options. Upon commencing employment, you will receive a pro-rated number of options based on the number of months from your start date to the end of the year with the exercise priced determined on the first day of the month following your start date.

      4. Benefits: Your benefits will be covered under the current Hercules Incorporated plan per the enclosed Benefits overview.

      5. Deferred Compensation: In the fall of 2000, you become eligible to participate in the Hercules Deferred Compensation Plan. This plan provides the option to defer before-tax salary and/or target MICP amounts. More information will be provided to you on this plan when you become eligible to participate.
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Robert C. Flexon
May 12, 2000
2


      6. Executive Stock Purchase Program: In the fall of 2000, you will become eligible to participate in the Executive Stock Purchase Program. This program, under the LTICP, provides you with the option of converting salary, target MICP amounts, and Nonqualified Pension benefits into Hercules Restricted Stock at a 15% discount. The program also provides for the exchange of Nonqualified Savings Plan balances for restricted stock with no discount. More information will be provided to you on this program through the Corporate Human Resources Department.

      7. Relocation: You will be eligible for the Hercules relocation policy applicable to homeowners if you complete a move of your principal residence to the Wilmington area anytime within the next year.

      8. Financial Planning: You will be reimbursed for Financial / Tax planning or Tax preparation up to $5,000 annually. Our preferred providers are PricewaterhouseCoopers and AYCO, however, you may select a vendor of your choice. Please contact Richard Fluri, vice president, Human Resources, for program details.

      9. Signing Bonus: You will receive as part of your offer an award of 10,000 non-qualified stock options with an exercise price determined on the first day of the month following your start date.

      In the event that your position is eliminated, you will be eligible to receive one year of severance. Should an enhanced severance program be offered in the future, this severance benefit is not additive, but rather the program that is most favorable will prevail. This benefit is triggered by Hercules and will not be paid in the event that you resign.

      You are also eligible for a special severance of two years in the event of a Change of Control at Hercules Incorporated. Program details will be provided upon employment.

      This offer is contingent upon two issues. You must successfully pass our standard pre-placement physical examination before your anticipated starting date. A part of this examination will be a test to detect the use of drugs or alcohol. If you are currently using prescription drugs, please bring your prescription with you to the physical. In addition, we must verify employment eligibility under the Immigration Reform and Control Act.

      Bob, I am excited about having you as part of the Hercules team in this critical role. I look forward to working with you to make this a personally and professionally rewarding opportunity.

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Robert C. Flexon
May 12, 2000
3


      To indicate your review and acceptance with the above terms please sign a copy of this letter and return it to me within three days.

                                                    Best regards,


                                                    June B. Barry
                                                    Executive Vice President,
                                                    Corporate Resources Group

Accepted by:


-----------------------
Robert C. Flexon

Enclosure